Exhibit 99.2
October 18, 2020
Mr. William J. Wheeler
President
Athene Holding Ltd.
Mr. Roger W. Crandall
Chairman, President & CEO
Massachusetts Mutual Life Insurance Company
Dear Mr. Wheeler and Mr. Crandall:
The Board of Directors of American Equity Investment Life Holding Company, in consultation with its financial and legal advisors, has carefully reviewed your unsolicited, non-binding proposal to acquire American Equity for $36.00 per share in cash made public by Athene on October 1, 2020. The Board has unanimously determined that your proposal is opportunistic, significantly undervalues the Company, and is not in the best interests of American Equity and its shareholders and other stakeholders.
We note that your proposal was presented as American Equity, led by our recently appointed CEO, is implementing our strategic plan, AEL 2.0, which is progressing well and which we strongly believe will drive significantly greater long-term shareholder value than that represented by your non-binding proposal.
As you know, our Board undertook an extensive, year-long review of strategic alternatives from the Spring of 2018 through early June 2019, including engaging in discussions with strategic and other interested parties. While undertaking that process was appropriate at the time and demonstrates the Board’s willingness to consider a range of options to enhance shareholder value, it did not result in any offers that were compelling or actionable, in addition to being very disruptive to the Company’s employees and agents. Given our strong standalone prospects and our prior experience with this strategic review, our Board does not believe that engaging on this unsolicited proposal is in our shareholders’ and other stakeholders’ best interests at this time.
For these reasons, we respectfully reject your non-binding proposal.
We will continue to work tirelessly on behalf of our shareholders, employees, agents and other stakeholders to create superior value and ensure our long-term success.
Sincerely,

/s/ John M. Matovina	/s/ Anant Bhalla
John M. Matovina	Anant Bhalla
Non-Executive Chairman of the Board of Directors	Chief Executive Officer & President